Exhibit 3.04
                        ARTICLES OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION
                                     OF
                       MERIDIAN INSURANCE GROUP, INC.


The undersigned officers of Meridian Insurance Group, Inc. (hereinafter referred to as the "Corporation") existing pursuant to the provisions of the Indiana Business Corporation Law as amended (hereinafter referred to as the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certify the following facts:


                                ARTICLE I
                               Amendment(s)

Section 1. The date of incorporation of the corporation is October 3, 1986.

Section 2. The name of the corporation following this amendment to the Articles of Incorporation is Meridian Insurance Group, Inc.

Section 3. The exact text of Article VI, Section 6.01 of the Articles of Incorporation is now as follows:

     Section 6.01. Number; Terms of Office. The total number of directors shall be that specified in or fixed in accordance with the by-laws. In the absence of a provision in the by-laws specifying the number of directors or setting forth the manner in which such number shall be fixed, the number of directors shall be nine. The total number of directors shall be divided into three groups, with each group containing one-third of the total number of directors, or such number as shall most closely approximate one-third of the directors. The term of office of one of the groups shall expire in each year, and at each annual shareholders' meeting directors shall be chosen for a term of three years to succeed those directors whose terms expire.

Section 4.  Date of the amendment's adoption:  May 5, 1999.


                                ARTICLE II
                        Manner of Adoption and Vote

Section 1.  Action by Directors:

     The Board of Directors of the Corporation duly adopted a resolution proposing to amend the terms and provisions of Article VI, Section 6.01 of the Articles of Incorporation and directing that the proposal be presented at the Annual Meeting of the Shareholders, to be held on May 5, 1999, allowing such Shareholders to vote on the proposed amendment.

     The resolution was adopted by vote of the Board of Directors at a meeting held on December 9, 1998, at which a quorum of such Board of Directors was present.

Section 2.  Action by Shareholders:

     The Shareholders of the Corporation entitled to vote in respect of the Articles of Amendment adopted the proposed amendment during the Annual Meeting of the Shareholders on May 5, 1999. The result of such vote is as follows:

               Shareholders entitled to vote: 7,259,661
               Shareholders voted in favor:   4,445,634
               Shareholders voted against:      621,085

Section 3.  Compliance with Legal Requirements.

     The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

     I hereby verify subject to the penalties of perjury that the statements contained herein are true this 17th day of May, 1999.



                                   J. Mark McKinzie
                                   Senior Vice President,
                                   General Counsel and Secretary

Attest:



Susan Bowron-White
Assistant Corporate Secretary




Exhibit 3.05

            CERTIFICATE OF CORRECTION OF ARTICLES OF AMENDMENT
                          TO THE ARTICLES OF INCORPORATION OF
                             MERIDIAN INSURANCE GROUP, INC.

     It is hereby certified that:

          1. The name of the corporation (hereinafter called the "corporation") is Meridian Insurance Group, Inc.

          2. The Articles of Amendment to the Articles of Incorporation of the corporation, which were filed by the Secretary of State of Indiana on July 31, 1997 (hereinafter called the "Articles of Amendment"), are hereby corrected as set forth herein.

          3. The inaccuracies to be corrected in said instrument are as follows:

               The initial clause of Article I, Section 3 of the Articles of Amendment originally read as follows:

               "The exact text of Article IV of the Articles of Incorporation is now as follows:"

               Article II, Section 1 (first paragraph only) of the Articles of Amendment originally read as follows:

               "Action by Directors:
               The Board of Directors of the Corporation duly adopted a resolution proposing to amend the terms and provisions of
               Article IV of the Article of Incorporation and directing a meeting of the Shareholders, to be held on May 14, 1997, allowing such Shareholders to vote on the proposed amendment."

     4.   The statements are incorrect for the following reasons:

               The statements are incorrect because they fail to state that only Sections 4.01, 4.02, 4.03 and 4.04 of Article IV (rather than the entire article IV) are being amended. The purpose of the Articles of Amendment was to amend only Sections 4.01, 4.02, 4.03 and 4.04 of Article IV, and to leave the remaining sections of Article IV (Sections 4.05 and 4.06) intact.

               The statements are also incorrect because they imply that the Board of Directors and Shareholders voted on an amendment to the entire Article IV, when, in fact, the Board of Directors and the Shareholders of the corporation voted only on an amendment to Sections 4.01, 4.02, 4.03 and 4.04 of Article IV.

     5.   The portion of the instrument in corrected form is as follows:

                         Article I. Section 3. The exact text of Sections 4.01, 4.02, 4.03 and 4.04 of the Articles of Incorporation is now as follows:

               Article II.   Section 1.   Action by Directors:
               The Board of Directors of the Corporation duly adopted a resolution proposing to amend the terms and provisions of Sections 4.01, 4.02, 4.03 and 4.04 of the Articles of Incorporation and directing a meeting of the Shareholders, to be held on May 14, 1997, allowing such Shareholders to vote on the proposed amendment.


     Signed on September 1, 2000.


                              __________________________________________
                              Norma J. Oman, President